CONSENT OF INDEPENDENT AUDITORS


To the Shareholders and
Board of Directors
Investors Research Fund, Inc.


With reference to the Registration Statement (Form N-1A) of Investors Research Fund, Inc. filed under the Securities Act of 1933 as amended, we hereby consent to the use of our report dated November 19, 1999, appearing in the prospectus which is a part of such Registration Statement.


TIMPSON GARCIA
Oakland, California
March 20, 2000